CONSENT OF INDEPENDENT AUDITORS

To the Shareholders of Lake Shore Equity Fund and
  The Trustees of Lake Shore Family of Funds

We hereby consent to the use of our report dated January 21, 2000, on the statements of assets and liabilities of Lake Shore Equity Fund, one of the funds of the Lake Shore Family of Funds, and the related statements of operations, changes in net assets and the financial highlights, in Post-Effective Amendment No.3, dated May 1, 2000, to the Registration Statement on Form N-1A of Lake Shore Family of Funds, as filed with the Securities and Exchange Commission.

                                                Joseph Decosimo and Company, PLL

Cincinnati, Ohio
May 1, 2000